Exhibit (a)(1)(A)


                      OFFER TO EXCHANGE OPTIONS UNDER THE
                  MODEM MEDIA, INC. 2000 STOCK INCENTIVE PLAN,
            MODEM MEDIA.POPPE TYSON, INC. 1999 STOCK INCENTIVE PLAN,
         MODEM MEDIA.POPPE TYSON, INC. AMENDED AND RESTATED 1997 STOCK
        OPTION PLAN AND VIVID HOLDINGS, INC. 1999 STOCK INCENTIVE PLAN

           THIS OFFER AND THE RELATED RIGHT OF WITHDRAWAL WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON FRIDAY, MAY 25, 2001,
                  UNLESS MODEM MEDIA, INC. EXTENDS THE OFFER.

     In this Offer to Exchange, Modem Media, Inc. ("Modem Media") is offering to exchange all outstanding stock options to purchase shares of our common stock granted:

     o    with an exercise price greater than $6.00 per share,

     o to our current employees or directors who have not received any options on or after November 28, 2000 and

     o under the Modem Media, Inc. 2000 Stock Incentive Plan, Modem Media.Poppe Tyson, Inc. 1999 Stock Incentive Plan, Modem Media.Poppe Tyson, Inc. Amended And Restated 1997 Stock Option Plan and Vivid Holdings, Inc. 1999 Stock Incentive Plan (the "Option Plans"),

for new options that we will grant under the respective Option Plan (except for options granted under the Vivid Holdings plan, which will be granted under the 1997 plan). Options granted with a lower exercise price, to anyone else or under another plan may not be tendered in the Offer (as defined below) and are not affected by it.

     We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange (this "Offer to Exchange") and in the related Letter of Transmittal (the "Letter of Transmittal," which together with the Offer to Exchange, as they may be amended or supplemented from time to time, constitute the "Offer"). The number of shares of common stock subject to new options to be granted to each eligible option holder who validly tenders options will be equal to the number of shares subject to the options validly tendered by such option holder and accepted for exchange (subject to adjustment in specified circumstances). We will grant the new options on or about the first business day that is at least six months and one day following the date when we cancel the options accepted for exchange. As the scheduled expiration date of the Offer is May 25, 2001, we currently anticipate that new options will be granted on or about November 30, 2001.

     The exercise price of the new options will equal the fair market value of our common stock on the date of grant. The new options will have the same vesting schedules as the old options. This means that the number of shares under the new options that will be fully vested and immediately exercisable on the date of grant will equal:

     o the number of shares under the options validly tendered for exchange and accepted which were already vested in accordance with their original terms, plus

     o the number of shares under the tendered options which would have vested in accordance with their original terms during the period between their tender and the date when the new options are granted.

Examples of the vested status of the new options are given in the "Summary Term Sheet" following the Table of Contents in this Offer to Exchange.

     IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OR A DIRECTOR OF MODEM MEDIA OR ONE OF OUR SUBSIDIARIES FROM THE DATE WHEN YOU TENDER YOUR OPTIONS THROUGH THE DATE WHEN WE GRANT THE NEW OPTIONS, THEN YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS. This means that if you die, become disabled and are terminated, quit with or without a good reason or we terminate your employment or directorship with or without cause before the date when we grant the new options, then you will not receive anything for the options that you tendered and we canceled.

     If you wish to tender an option in the Offer, you must tender the option for the full number of shares of common stock subject to that option grant on or before the expiration of the Offer, currently scheduled for May 25, 2001. However, you will not be required to tender all of your exchangeable options to participate in the Offer. The Offer is not conditioned upon any minimum threshold number of options being tendered by eligible option holders, but is subject to conditions that we describe in Section 6 of this Offer to Exchange.

     If you choose not to tender your options, then your options will remain outstanding and they will retain their current exercise price.

     ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR OPTIONS.

     Shares of our common stock are quoted on the Nasdaq National Market under the symbol "MMPT". On April 27, 2001, the last reported sale price of the common stock on the Nasdaq National Market was $3.75 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     You should direct questions about the Offer or requests for assistance or additional copies of the Offer to Exchange or the Letter of Transmittal to your Human Resources Department representative. You can find a list of representatives, together with their contact information, at the back of this Offer to Exchange.

IMPORTANT

     If you wish to tender your options for exchange, you must complete and sign the Letter of Transmittal in accordance with its instructions and mail, fax or hand deliver it to your Human Resources Department representative. You can find a list of representatives, together with their contact information, at the back of this Offer to Exchange.

     We are not making the Offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any action necessary for us to make the Offer to option holders in any such jurisdiction. We are not making the Offer to, nor will we accept any tender of options from or on behalf of, option holders in Japan.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION,

REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

     THE DATE OF THIS OFFER TO EXCHANGE IS APRIL 30, 2001.

     A "SUMMARY TERM SHEET" DESCRIBING THE PRINCIPAL TERMS OF THE OFFER APPEARS ON PAGES 1 THROUGH 9, FOLLOWING THE TABLE OF CONTENTS. YOU SHOULD READ THIS ENTIRE DOCUMENT AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER OR NOT TO EXCHANGE YOUR OPTIONS.

                        [GRAPHIC OMITTED]   MODEM MEDIA

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----

SUMMARY TERM SHEET.........................................................1

Introduction...............................................................9

THE OFFER.................................................................10

1.   The Offer; Number of Options; Expiration Date........................10

2.   Purpose of the Offer.................................................12

3.   Procedures for Tendering Options.....................................13

4.   Withdrawal Rights....................................................14

5.   Acceptance of Options for Exchange and Grant of New Options..........15

6.   Conditions of the Offer..............................................16

7.   Price Range of Common Stock Underlying the Options...................18

8.   Source and Amount of Consideration; Terms of New Options.............19

9.   Information Concerning Modem Media...................................28

10.  Interests of Directors and Officers; Transactions and Arrangements
     Concerning the Options...............................................29

11.  Status of Options Acquired by Us in the Offer; Accounting
     Consequences of the Offer............................................30

12.  Legal Matters; Regulatory Approvals..................................31

13.  Material U.S. Federal Income Tax Consequences........................32

14.  International Income Tax Consequences................................33

15.  Extension of Offer; Termination; Amendment...........................33

16.  Fees and Expenses....................................................34

17.  Additional Information...............................................34

18.  Miscellaneous........................................................34

                               SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this Offer to Exchange and the accompanying Letter of Transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this document and the Letter of Transmittal. We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

     We are offering to exchange all outstanding stock options granted:

     o    with an exercise price greater than $6.00 per share,

     o to our current employees or directors who have not received any options on or after November 28, 2000 and

     o under the Modem Media, Inc. 2000 Stock Incentive Plan, Modem Media.Poppe Tyson, Inc. 1999 Stock Incentive Plan, Modem Media.Poppe Tyson, Inc. Amended and Restated 1997 Stock Option Plan and Vivid Holdings, Inc. 1999 Stock Incentive Plan,

for new options to be granted under those Option Plans. Options granted with a lower exercise price, to anyone else or under another plan may not be tendered in the Offer and are not affected by it. (Page 10)

WHY ARE WE MAKING THE OFFER?

     Many of our employees' and directors' outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We are making the Offer in order to provide these option holders with the benefit of owning options that over time may have a greater potential to increase in value. We believe that this will create better performance incentives for these option holders and thereby align the interests of our current employees and directors with those of our stockholders in maximizing stockholder value. (Page 12)

HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

     We will grant you new options to purchase a number of shares of our common stock equal to the number of shares subject to the options that you validly tender and that we accept for exchange (subject to adjustment in specified circumstances). This means that for each properly tendered option that we accept for exchange, you will receive one new option, assuming that there has not been any stock split or other similar event before the grant date of the new options.

Each new option will be granted under the Option Plan under which the old option was granted (except for options granted under the Vivid Holdings plan, which will be granted under the 1997 plan) and will be subject to the terms and conditions of such Option Plan and a new option grant document that we will send to you and that you will need to sign and return to us. (Page 19)

IF I CHOOSE TO TENDER MY OPTIONS FOR EXCHANGE, DO I HAVE TO TENDER ALL MY
OPTIONS?

     If you choose to tender an option, you must tender the full number of shares subject to the option. For example, if you hold one option to purchase 3,000 shares of our common stock at an exercise price of $10.00 per share and another option to purchase 5,000 shares of common stock at an exercise price of $8.00 per share, and no options were granted to you on or after November 28, 2000, then you may tender none, one or both of these options, but you may not tender an option for less than the full number of shares of common stock subject to the original option. In other words, in this example, you could not tender 2,000 shares worth of your 3,000-share option. (Page 11)

CAN I TENDER OPTIONS THAT I HAVE ALREADY EXERCISED?

     The Offer only pertains to options and does not apply in any way to shares purchased upon the exercise of options. If you have exercised an option in its entirety, then that option is no longer outstanding and is therefore not subject to the Offer. If you have exercised an exchangeable option in part, then the remaining outstanding (i.e., the unexercised) portion of that option is subject to the Offer and may be tendered for exchange.

CAN I TENDER UNVESTED OPTIONS?

     Yes, you may tender any of your exchangeable options, whether or not they are vested. The new options that you receive in exchange for your tendered options will have the same vesting schedule as the options that you tendered. We will give credit toward vesting of your new options for the six months and one day between the date when we accept and cancel the old options and the date of grant of the new options. Vesting is further explained in the question on Page 5 that asks, "When will the new options vest?"

     Each new option will be granted under the Option Plan under which the old option was granted (except for options granted under the Vivid Holdings plan, which will be granted under the 1997 plan) and will be subject to the terms and conditions of such Option Plan and a new option grant document that we will send to you and that you will need to sign and return to us. (Page 19)

WHEN WILL I RECEIVE MY NEW OPTIONS?

     We will grant the new options on or about the first business day that is at least six months and one day following the date when we cancel the options accepted for exchange. For example, if we cancel tendered options on May 29, 2001, which is the first business day following the scheduled expiration date of the Offer, then the grant date of the new options will be on or about Friday, November 30, 2001. (Page 15)

WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION OF THE
OFFER?

     If we were to grant the new options on any date that is earlier than six months and one day following the date when we cancel the options accepted for exchange, then we would be required to record compensation expense against our earnings for financial reporting purposes if the per share exercise price for the new options were lower than the price of the canceled options, which could have unfavorable consequences on our earnings. By deferring the grant of the new options for at least six months and one day, we believe that we will not have to record such a compensation expense. (Page 31)

WHY DON'T WE SIMPLY REPRICE THE CURRENT OPTIONS?

     "Repricing" existing options would result in variable accounting for such options, which would require us for financial reporting purposes to record additional compensation expense each quarter for increases in the price of our common stock subject to outstanding repriced options until the repriced options were exercised or canceled or expired. This could have unfavorable consequences on our earnings. (Page 31)

IF I HAVE BEEN GRANTED OPTIONS ON OR AFTER NOVEMBER 28, 2000, CAN I PARTICIPATE IN THE OFFER?

     No. We have had to exclude option holders who have been granted options on or after November 28, 2000, because if we were to grant an option and cancel another option with an exercise price that was higher than the granted option within a six-month period of time (regardless of whether the new grant took place before or after the cancellation of the old option), then this would have been deemed to be a "repricing" that would result in variable accounting. As noted in the Q&A above, a repricing could have unfavorable consequences on our earnings. (Page 31)

IF I TENDER MY OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

     If we accept the options that you tender in the Offer, then you will not be granted any additional options during the six months and one day from the date when we cancel your tendered options to the date when we grant your new options. This is necessary to avoid incurring any compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the Offer. (Page 31)

WILL I RECEIVE ANY NEW OPTIONS IF I TENDER MY OLD OPTIONS BUT AM TERMINATED BEFORE THE EXPIRATION OF THE OFFER? WHAT WILL HAPPEN IF I AM TERMINATED AFTER THE EXPIRATION OF THE OFFER BUT BEFORE THE NEW OPTIONS ARE GRANTED?

     If you tender your options and, for any reason, you terminate your employment or directorship with us or our subsidiaries before the expiration of the Offer, then you may withdraw your tendered options before such termination. In accordance with the terms and conditions of your outstanding options, you will be able to exercise them for a specified period of time after your termination. If you do not withdraw your tender on a timely basis, or if you withdraw your tender but do not exercise your options within that time, then you will forfeit those options.

     If you tender your options, then to receive a grant of new options in the Offer, you must remain an employee or director of Modem Media or one of our subsidiaries from the date when you tender your options through the date when we grant the new options. As discussed below, we will not grant the new options until on or about the first business day that is at least six months and one day following the date when we cancel the options accepted for exchange, currently scheduled to occur on or about May 29, 2001. This means that new options will not be granted until at least November 30, 2001. IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OR A DIRECTOR OF MODEM MEDIA OR ONE OF OUR SUBSIDIARIES FROM THE DATE WHEN YOU TENDER YOUR OPTIONS THROUGH THE DATE WHEN WE GRANT THE NEW OPTIONS, THEN YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS. This means that if you die, become disabled and are terminated, quit with or without a good reason or we terminate your employment or directorship with or without cause before the date when we grant the new options, then you will not receive anything for the options that you tendered and we canceled.

     PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN IN THE EMPLOYMENT OR OTHER SERVICE OF MODEM MEDIA OR ANY OF OUR SUBSIDIARIES. (Page 11)

WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

     The exercise price of the new options will be the fair market value of our common stock on the date of grant. Accordingly, we cannot predict the exercise price of the new options. BECAUSE WE WILL NOT GRANT NEW OPTIONS TO A TENDERING OPTION HOLDER UNTIL THE FIRST BUSINESS DAY THAT IS AT LEAST SIX MONTHS AND ONE

DAY FOLLOWING THE DATE WHEN WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, IT IS POSSIBLE THAT THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS. (Page 19)

WHEN WILL THE NEW OPTIONS VEST?

     The new options will have the same vesting schedule as the old options which are accepted in the Offer and canceled. This means that the number of shares under the new options that will be fully vested and immediately exercisable on the date of grant will equal:

     o the number of shares under the options tendered for exchange and accepted which were already vested in accordance with their original terms, plus

     o the number of shares under the tendered options which would have vested in accordance with their original terms during the period between their tender and the date when the new options are granted.

For example:

     o If you tender an option for 3,000 shares and the entire option has already vested, then your new option will be for 3,000 vested shares.

     o If you tender an option for 3,000 shares, of which 1,000 shares are already vested, another 1,000 shares will vest on September 30, 2001 and another 1,000 shares will vest on September 30, 2002, and assuming that you are granted a new option on November 30, 2001 (which is the first business day that is at least six months and one day following the currently scheduled date for canceling and exchanging the old options), then your new option will be for 2,000 vested shares and 1,000 unvested shares. The unvested portion of your new option will vest on September 30, 2002.

(Page 19)

IF I TENDER OPTIONS THAT ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

     If your current options are incentive stock options, then your new options will be incentive stock options subject to a $100,000 cap for incentive stock options. Because we cannot grant vested incentive stock options to purchase more than $100,000 worth of our stock to any person in any one calendar year, to the extent that your new vested incentive stock options would exceed a value of $100,000, we will be required to grant the excess of such options in the form of non-qualified stock options.

     If your current options are non-qualified stock options, then your new options will be non-qualified stock options. (Page 19)

WILL THE TERMS OF MY NEW OPTIONS BE THE SAME AS THE TERMS OF MY OLD OPTIONS?

     Yes, generally, your new options will have substantially all of the same terms as your current options. The material exceptions are:

     o As noted in the Q&A above, the exercise price of the new options will be different.

     o As noted in the Q&A above, any incentive stock options that you currently have will be subject to a $100,000 cap for incentive stock options. O If your current options were granted under the Vivid Holdings plan, then your new options will be granted under the 1997 plan. This means that the terms of your options will be as set forth in that plan. For your convenience, the material terms of the 1997 plan have been described in Section 8, entitled "Source and Amount of Consideration; Terms of New Options", beginning on page 19. However, any new option that replaces an option that was granted under the Vivid Holdings Plan will maintain the same vesting schedule (even though the new option will be granted under the 1997 plan).

(Page 19)

IF I AM CURRENTLY HOLDING A VIVID HOLDINGS OPTION THAT I CAN AND WILL TENDER IN THE OFFER, WHY WON'T MY NEW OPTION BE GRANTED UNDER THE VIVID HOLDINGS PLAN?

     As a result of the acquisition of Vivid Holdings, Inc. in 2000, we assumed the outstanding options granted under the Vivid Holdings plan; however, we did not assume the Vivid Holdings plan itself. Therefore, as a legal matter, we are unable to grant any new options under the Vivid Holdings plan. Any new option granted in exchange for a Vivid Holdings option will be granted under the 1997 plan.

WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

     If you exchange your current options for new options, then we believe you will not be required under current U.S. tax law to recognize income for federal income tax purposes at the time of the exchange. Further, at the date of grant of the new options, we believe you will not be required under current U.S. tax law to recognize income for federal income tax purposes. While we believe that our option holders who are subject to the tax laws of other countries and jurisdictions will have the same tax consequences as their U.S. counterparts, they may be subject to different tax consequences if they exchange their options in the Offer. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options in the Offer. (Page 31)

ARE THERE ANY CONDITIONS TO THE OFFER?

     The Offer is not conditioned upon any minimum threshold number of options being tendered by eligible option holders. However, the Offer is subject to a number of other conditions with regard to events that could occur before the expiration of the Offer. These events include a change in accounting principles, a lawsuit challenging the Offer and a third-party tender offer for our common stock or an acquisition proposal for Modem Media. These and various other conditions are more fully described in Section 6 of this Offer to Exchange. (Page 16)

WHAT HAPPENS IF A CHANGE IN CONTROL OF MODEM MEDIA OCCURS DURING THE PERIOD AFTER I HAVE TENDERED MY OPTIONS BUT BEFORE NEW OPTIONS HAVE BEEN GRANTED?

     While we are not currently negotiating any transactions which could reasonably be expected to lead to our acquisition, our Board of Directors has a duty to consider alternatives for maximizing stockholder value and we cannot ignore the possibility that a transaction could be proposed that our stockholders or our Board of Directors believes is in the best interests of Modem Media and our stockholders. We reserve the right to terminate the Offer upon the occurrence of certain events, including if a tender or exchange offer with respect to some or all of our common stock or a merger acquisition proposal for us is proposed, announced or made by another person or entity or is publicly disclosed.

     If we are acquired during the period between the date of our acceptance of the tendered options and the date when the new options are to be granted, then the acquiror will be obligated to grant the new options. However, depending on the terms of such an acquisition, the new options granted to you may entitle you to purchase shares of stock of the acquiror, which could be a company whose stock does not have a publicly traded market. In such a case, the fair market value of the acquiror's stock may be determined in good faith by the board of directors of that company, and the exercise price of the new options would reflect that determination. The new options may be less valuable than the options you would have received without a change in control. (Page 11)

     If your employment or service is terminated after a change in control but before the grant of new options, then you will lose all of the options that you tendered, including any options that would have vested before such termination. Under that circumstance, you will have no right to receive new options.

WHAT HAPPENS IF I CHOOSE NOT TO TENDER MY OPTIONS OR IF I TENDER MY OPTIONS BUT THEY ARE NOT ACCEPTED FOR EXCHANGE?

     If you choose not to tender your options or if your options are not accepted for exchange, then your options will remain outstanding and they will retain their current exercise price. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept all properly and timely tendered options that are not validly withdrawn. (Page 15)

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER OPTIONS IN THE OFFER? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

     You have until at least 12:00 midnight, Eastern Time, on May 25, 2001 to tender your options in the Offer. This means that you will be able to tender your options at any time on or before Friday, May 25, including during the business day on that Friday; however, any options tendered on or after 12:01 A.M. on Saturday, May 26 will not be accepted. We may, in our sole discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long. If we extend the Offer, we will make a company-wide announcement (including to subsidiaries) of the extension no later than 9:00 A.M. Eastern Time on the next business day following the previously scheduled expiration date. If we extend the Offer, we may delay the acceptance of any options that have been tendered. (Page 33)

HOW DO I TENDER MY OPTIONS?

     If you decide to tender your options, we must receive, before the Offer expires, a properly completed and duly executed Letter of Transmittal to your Human Resources Department representative. You can find a list of representatives, together with their contact information, at the back of this Offer to Exchange. The currently scheduled expiration date of the Offer is May 25, 2001. (Page 13)

DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

     You may withdraw your tendered options at any time before the Offer expires. To withdraw tendered options, you must deliver to us at the address or facsimile number listed above a Notice of Withdrawal of Tender with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the proper delivery procedures. (Page 15)

HOW CAN I RECEIVE A SUMMARY OF MY OPTION GRANTS?

     Your personal summary of option grants will be distributed to you by your Human Resources Department representative. The summary will be entitled "Optionee Activity" report and will reflect our stock split that occurred on March 1, 2001.

WHAT DOES OUR BOARD OF DIRECTORS THINK OF THE OFFER?

     Although our Board of Directors has approved the Offer, neither we nor our Board of Directors makes any recommendation as to whether or not you should tender your options for exchange. You must make your own decision whether or not to tender your options for exchange. For questions regarding tax implications or other investment-related questions, you should talk to your own legal, investment and/or tax advisors. (Page 13)

WHY AM I RECEIVING SO MANY DOCUMENTS IN CONNECTION WITH THIS OFFER? DO I HAVE TO REVIEW EVERYTHING?

     We are required to provide you with these documents to satisfy our legal obligations and the disclosure requirements of the Securities and Exchange Commission. While the documents may be lengthy, for your benefit as well as for our own, we recommend that you read this entire document and the related Letter of Transmittal carefully before deciding whether or not to exchange your options.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     For additional information or assistance, you should contact your Human Resources Department representative. You can find a list of representatives, together with their contact information, at the back of this Offer to Exchange.

                                  INTRODUCTION

     Modem Media, Inc. ("Modem Media") is offering to exchange all outstanding options to purchase shares of our common stock granted:

     o    with an exercise price greater than $6.00 per share,

     o to our current employees or directors who have not received any options on or after November 28, 2000 and

     o under the Modem Media, Inc. 2000 Stock Incentive Plan, Modem Media.Poppe Tyson, Inc. 1999 Stock Incentive Plan, Modem Media.Poppe Tyson, Inc. Amended and Restated 1997 Stock Option Plan and Vivid

Holdings, Inc. 1999 Stock Incentive Plan (the "Option Plans"),

for new options that we will grant under the respective Option Plan (except for options granted under the Vivid Holdings plan, which will be granted under the 1997 plan). Options granted with a lower exercise price, to anyone else or under another plan may not be tendered in the Offer and are not affected by it.

     We are making the Offer upon the terms and subject to the conditions set forth in this Offer to Exchange (the "Offer to Exchange") and in the related Letter of Transmittal (the "Letter of Transmittal", which together with the Offer to Exchange, as they may be amended or supplemented from time to time, constitute the "Offer"). If you tender options for exchange, we will grant you, subject to the terms and conditions of the offer, new options under the relevant Option Plan(s) and a new option grant document. All tendered options accepted by us pursuant to the Offer and not validly withdrawn will be canceled and terminated.

     If you wish to tender your options in the Offer, you must tender an option for all of the shares of common stock subject to the original option. However, you will not be required to tender all of your exchangeable options to participate in the Offer. The Offer is not conditioned upon any minimum threshold number of options being tendered by eligible option holders. The Offer is subject to conditions that we describe in Section 6 of this Offer to Exchange.

     As of April 27, 2001, options to purchase 2,986,200 shares of our common stock are eligible for exchange under the Offer.

                                   THE OFFER

1.       THE OFFER; NUMBER OF OPTIONS; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer, we will exchange for new options to purchase our common stock under the Option Plans all outstanding options that have been granted:

     o    with an exercise price greater than $6.00 per share,

     o to our current employees or directors who have not received any options on or after November 28, 2000 and

     o    under the Option Plans.

You may not tender any options granted to you with an exercise price of $6.00 or less or under another plan (including the Modem Media Advertising Limited Partnership 1996 Stock Option Plan), and these options are not affected by the Offer. You may also not tender any options if you are not currently an employee or a director of Modem Media or its subsidiaries or if you have received options on or after November 28, 2000.

     To participate in the Offer, an option holder's options must be properly tendered and cannot be validly withdrawn before the Expiration Date (as defined below in Section 3 of this Offer to Exchange). We will not accept from any option holder a tender for a portion of the shares of common stock subject to any single option grant. Therefore, you must tender an option for all of the shares of common stock subject to the option grant to participate in the Offer.

     If your options are properly tendered and accepted for exchange, then unless we terminate the Offer pursuant to its terms and conditions, you will be entitled to receive, subject to the terms and conditions of the Offer, on or about the first business day that is at least six months and one day following the date when we cancel the options, new options to purchase the number of shares of our common stock that is equal to the number of shares subject to the options that you tendered (subject to adjustments for any stock splits, stock dividends and similar events that occur before the grant date of the new options).

     If you tender your options and, for any reason, you terminate your employment or directorship with us or our subsidiaries before the expiration of the Offer, then you may withdraw your tendered options before such termination. In accordance with the terms and conditions of those options, you will be able to exercise them for a specified period of time after your termination. If you do not withdraw your tender on a timely basis, or you withdraw your tender but do not exercise your options within that time, then you will forfeit those options.

     IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OR A DIRECTOR OF MODEM MEDIA OR ONE OF OUR SUBSIDIARIES FROM THE DATE WHEN YOU TENDER YOUR OPTIONS THROUGH THE DATE WHEN WE GRANT THE NEW OPTIONS, THEN YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS. This means that if you die, become disabled and are terminated, quit with or without a good reason or we terminate your employment or directorship with or without cause before the date when we grant the new options, then you will not receive anything for the options that you tendered and we canceled. PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN IN THE EMPLOYMENT OR OTHER SERVICE OF MODEM MEDIA OR ANY OF OUR SUBSIDIARIES.

     If Modem Media, or all or substantially all of our business or assets, are acquired during the period between the date of our acceptance of the tendered options and the date when the new options are to be granted (the "Waiting Period"), then the acquiror will be obligated to grant the new options. HOWEVER, DEPENDING ON THE TERMS OF SUCH AN ACQUISITION, THE NEW OPTIONS GRANTED TO YOU MAY ENTITLE YOU TO PURCHASE SHARES OF STOCK OF THE ACQUIROR, WHICH COULD

BE A COMPANY WHOSE STOCK DOES NOT HAVE A PUBLICLY TRADED MARKET. IN SUCH A CASE, THE FAIR MARKET VALUE OF THE ACQUIROR'S STOCK MAY BE DETERMINED IN GOOD FAITH BY THE BOARD OF DIRECTORS OF THAT COMPANY, AND THE EXERCISE PRICE OF THE NEW OPTIONS WOULD REFLECT THAT DETERMINATION. THE NEW OPTIONS MAY BE LESS VALUABLE THAN THE OPTIONS YOU WOULD HAVE RECEIVED WITHOUT A CHANGE IN CONTROL.

2.   PURPOSE OF THE OFFER.

     We have granted options under the Option Plans to further the growth and development of Modem Media by providing, through ownership of our common stock, an incentive to employees, directors and consultants to increase their interest in Modem Media's welfare, to encourage them to continue their services to Modem Media and its subsidiaries and to attract individuals of outstanding ability to enter the employment or service of Modem Media or its subsidiaries.

     Many of our employees' and directors' outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We are making the Offer in order to provide our option holders who are currently providing services to us with the benefit of owning options that over time may have a greater potential to increase in value. We believe that this will create better performance incentives for these option holders and thereby align the interests of our current employees and directors with those of our stockholders in maximizing stockholder value.

     Subject to the foregoing, and except as set forth below or as otherwise disclosed in the Offer or in our filings with the Securities and Exchange Commission (the "SEC"), we presently have no plans or proposals that relate to or would result in:

     o any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

     o any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

     o any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     o    any other material change in our corporate structure or business;

     o our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

     o our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act");

     o the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act; or

     o the acquisition by any person of any material amount of our securities or the disposition of any material amount of our securities.

     We have one new nominee for election to our Board of Directors at our 2001 annual meeting on May 9, 2001.

     While our Board of Directors is currently not negotiating or aware of any transactions which could reasonably be expected to lead to our acquisition, and while our Board of Directors currently has no plans or proposals to amend our articles of incorporation or to adopt new defensive alternatives, our Board of Directors regularly reviews our defensive posture and may in the future choose to adopt and implement defensive measures that would have the effect of discouraging unsolicited takeover bids.

     NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND THE RELATED LETTER OF TRANSMITTAL AND TO CONSULT YOUR OWN LEGAL, INVESTMENT AND/OR TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR OPTIONS FOR EXCHANGE.

3.   PROCEDURES FOR TENDERING OPTIONS.

     Proper Tender of Options. To validly tender your options under the Offer, you must, in accordance with the terms of the Letter of Transmittal, properly complete, duly execute and deliver to us the Letter of Transmittal, or a facsimile. We must receive your Letter of Transmittal before the Expiration Date. You should mail, fax or hand deliver it to your Human Resources Department representative. You can find a list of representatives, together with their contact information, at the back of this Offer to Exchange.

     The term "Expiration Date" means 12:00 midnight, Eastern Time, on May 25, 2001, unless and until we, in our sole discretion, have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" refers to the latest time and date when the Offer, as so extended, expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, delay, terminate or amend the Offer. If the Company does not extend the Offer, Options may be tendered at any time on or before Friday, May 25, including during the business day on that Friday; however, any Options tendered on or after 12:01 A.M. on Saturday, May 26 will not be accepted.

     THE METHOD OF DELIVERY OF YOUR LETTER OF TRANSMITTAL IS AT YOUR ELECTION AND RISK. IF YOU DELIVER BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURE THE DOCUMENTS. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to form of documents and the validity (including eligibility and time of receipt), form and acceptance of any tender of options. Our determination of these matters will be final and binding on all interested persons, including you. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

     Our Acceptance Constitutes an Agreement. Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance for exchange of your options tendered by you pursuant to the Offer will constitute a binding agreement between us and you, upon the terms and subject to the conditions of the Offer.

     Subject to our rights to extend, delay, terminate or amend the Offer, we currently expect that we will accept as soon as reasonably practicable following the Expiration Date all properly tendered options that have not been validly withdrawn.

4.   WITHDRAWAL RIGHTS.

     You may only withdraw your tendered options in accordance with the provisions of this Section 4.

     You may withdraw your tendered options at any time before the Expiration Date.

     To validly withdraw tendered options, an option holder must deliver to us at the address set forth in Section 3 of this Offer to Exchange a Notice of Withdrawal of Tender (the "Notice of Withdrawal"), or a facsimile thereof, with the required information, while the option holder still has the right to withdraw the tendered options. The Notice of Withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the number of shares subject to the tendered options to be withdrawn and the exercise price. Because we are not accepting a portion of shares subject to any single option grant, you must withdraw the option for the full number of shares of common stock subject to it. Except as described in the following sentence, the Notice of Withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder's name appears on the option grant document(s) evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact or another person acting in a fiduciary or representative capacity, then the signer's full title and proper evidence satisfactory to us of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal.

     You may not rescind any withdrawal. Any options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those options before the Expiration Date by following the procedures described in Section 3 of this Offer to Exchange.

     We will determine, in our sole discretion, all questions as to the validity (including time of receipt) and form of Notices of Withdrawal. Our determination of these matters will be final and binding on all interested persons, including you. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failure to give any such notice.

5.   ACCEPTANCE OF OPTIONS FOR EXCHANGE AND GRANT OF NEW OPTIONS.

     Upon the terms and subject to the conditions of the Offer and as soon as reasonably practicable following the Expiration Date, we will accept for exchange and will cancel options properly tendered and not validly withdrawn before the Expiration Date. If your properly tendered options are accepted for exchange and canceled on May 29, 2001, which is the first business day following the scheduled Expiration Date, then you will be granted new options on or about November 30, 2001, which is the first business day that is at least six months and one day following the date when we accept options for exchange.

     If we accept the options that you tender in the Offer, then you will not be granted any additional options during the six months and one day from the date when we cancel your tendered options to the date when we grant your new options. This is necessary to avoid incurring any compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the Offer.

     For purposes of the Offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by company-wide (including subsidiaries) email or press release. Subject to our rights to extend, delay, terminate or amend the Offer, we currently expect that we will accept as soon as reasonably practicable following the Expiration Date all properly tendered options that are not validly withdrawn.

     As soon as reasonably practicable after we accept tendered options, we will send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange and which have been canceled, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options.

6.   CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after the commencement date of the Offer and before the Expiration Date:

     o any of the following events has occurred, or has been determined by us to have occurred, and

     o in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by us), the occurrence of such event(s) makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options tendered for exchange:

     (a) there shall have been any action or proceeding (pending or threatened) or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Modem Media or any of our subsidiaries, by any court or any agency, authority or tribunal that, in our reasonable judgment, would or might directly or indirectly:

          (1) make the acceptance for exchange of, or grant of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

          (2) delay or restrict our ability, or render us unable, to accept for exchange, or grant new options for, some or all of the tendered options;

          (3) materially impair the contemplated benefits of the Offer to us;
     or

          (4) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Modem Media or any of our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

     (b) there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles which could or would require us to record compensation expense against our earnings in connection with the Offer for financial reporting purposes;

     (c) there is:

          (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

          (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

          (3) the decline of the Dow Jones Industrial Average Index, the Nasdaq Composite Index or the Standard and Poor's 500 Index by an amount in excess of 10% measured during any time period after the close of business on April 27, 2001; or

          (4) a decline in the price of our common stock to below $3.00 per share after the close of business on April 27, 2001;

     (d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

     (e) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Modem Media or any of our subsidiaries that, in our reasonable judgment, is or may be material to Modem Media or any of our subsidiaries or materially impairs or may materially impair the contemplated benefits of the Offer to us.

     The conditions to the Offer are for our benefit. Before the Expiration Date, we may assert them in our sole discretion, regardless of the circumstances giving rise to them. We may waive them, in whole or in part, at any time and from time to time before the Expiration Date, in our sole discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all interested persons, including you.

7.   PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

     Our common stock is traded on the Nasdaq National Market under the symbol "MMPT". Our common stock began trading on the Nasdaq National Market on February 5, 1999. The following table shows, for the periods indicated, the high and low closing sales prices per share of our common stock as adjusted to reflect a stock split on March 1, 2000.

                                                            HIGH           LOW
1999
     First Quarter (beginning on February 5, 1999).........$27.56        $11.97
     Second Quarter........................................ 26.00         10.63
     Third Quarter......................................... 20.86          8.88
     Fourth Quarter........................................ 39.50         17.78
2000
     First Quarter.........................................$56.94        $31.22
     Second Quarter........................................ 32.06          9.63
     Third Quarter......................................... 18.88          3.69
     Fourth Quarter........................................  8.31          3.25
2001
     First Quarter......................................... $6.63         $2.13
     Second Quarter (through April 27, 2001)...............  3.90          2.50

     As of April 27, 2001, the last trading day before the commencement of the Offer, the last reported closing sale price of our common stock, as reported by the Nasdaq National Market, was $3.75 per share, and there were 25,721,445 shares outstanding.

     WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

8.   SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

     Consideration. We will grant new options to purchase common stock under the Option Plans in exchange for outstanding options validly tendered and accepted for exchange. We will grant the new options on or about the first business day that is at least six months and one day following the date when we cancel the options accepted for exchange. The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by such option holder and accepted for exchange (subject to adjustments for any stock splits, stock dividends and similar events that occur before the grant date of the new options).

     If we receive and accept tenders of all outstanding exchangeable options, then we will grant new options to purchase a total of approximately 2,986,200 shares of our common stock, and the common stock issuable upon exercise of the new options will equal approximately 10.3% of the total shares of our common stock outstanding as of April 27, 2001.

     Terms of New Options. Any new option will be granted under the same Option Plan as that which it is replacing (except for options granted under the Vivid Holdings Plan, which will be granted under the 1997 plan), and subject to the terms and conditions of such Option Plan and a new option grant document that you will sign and return to us. Except with respect to the exercise price and as otherwise specified in the Offer (including the $100,000 cap for incentive stock options), the terms and conditions of the new options will be substantially the same as the terms and conditions of the options tendered for exchange. For example, if your old options were "incentive stock options" under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), then your new options will also be incentive stock options up to a vested amount of $100,000 and the excess will be granted in the form of non-qualified stock options. In other words, the number of vested shares that will still qualify as incentive stock option shares will be limited to (1) $100,000 divided by (2) the fair market value of our common stock on the date of grant of the new options. If your old options were non-qualified stock options, then your new options will also be non-qualified stock options.

     On or about the date when the new options are granted, we will deliver a new option grant document to each tendering option holder whose tendered options were accepted for exchange and canceled. Each such option holder will need to sign and return that option grant document to us.

     The following description summarizes the material terms and conditions of the Option Plans and the new options that will be granted under them:

     Modem Media, Inc. 2000 Stock Incentive Plan (the "2000 Plan")

     General. The 2000 Plan was established to attract and retain the best personnel and to provide additional incentives to our employees, directors and consultants. The number of shares of common stock that may be granted under the 2000 Plan is currently 400,000 (taking into account our stock split on March 1, 2000), less the aggregate number of shares which are issued or become outstanding under the 2000 Plan. The number of shares available under the 2000 Plan is subject to adjustment in the event of a corporate event that affects common stock (i.e., a recapitalization, stock split, stock combination, stock reclassification, merger or similar event). Such adjustments may be made by the Committee (as defined below). Shares available under the 2000 Plan may be drawn from authorized and unissued shares of common stock or authorized and issued shares of common stock.

     Administration. The 2000 Plan is administered by the Board of Directors or a committee of the Board of Directors comprised of at least two or more outside directors (the "Committee"). The Committee has, among other powers, the power to interpret and construe any provision of the 2000 Plan, to adopt rules and regulations for administering the 2000 Plan and to perform other acts relating to the 2000 Plan, including the delegation of such administrative responsibilities as it deems to be reasonable and proper. Decisions of the Committee are final and binding on all parties.

     Term. The term of each option is fixed by the Committee and may not exceed ten years (or five years in the case of an incentive stock option granted to a holder of more than 10% of our common stock), except the Committee may extend the term beyond ten years for certain non-qualified stock options granted outside of the United States. The new options to be granted pursuant to the Offer will have a term of ten years from the grant date (or five years in the case of an incentive stock option granted to a holder of more than 10% of our common stock).

     Exercise Price. Except as otherwise determined by the Committee, the exercise price of the new options to be granted in the Offer will equal the fair market value of our common stock on the date of grant, as determined in accordance with the 2000 Plan (or 110% of the fair market value in the case of a holder of more than 10% of our common stock). The 2000 Plan provides that the fair market value of our common stock on the applicable valuation date will be the closing price of a share of our common stock on the Nasdaq Stock Market on such date (or, if there ceases to be an established market for our common stock, the fair market value will be determined by the Committee in its reasonable discretion and good faith).

     Vesting. The Committee determines the dates after which each option may be exercised in whole or in part. The new options to be granted pursuant to the Offer will have the same vesting schedule as the old options which are accepted in the Offer and canceled.

     Method of Exercising Options. Once vested, you will be able to exercise your new options, in whole or in part, by providing notice of exercise in accordance with the method prescribed by the Committee and paying the exercise price for each share of our common stock to be purchased under the option. Payment of the exercise price may be made:

     o in cash or by certified check, bank draft or money order payable to us;

     o delivery to us of shares of our common stock having a fair market value on the date of exercise equal to the aggregate exercise price, except if such form of payment would be prohibited by applicable law or if the Committee determines that such form of payment is not in our best interests;

     o our withholding of our common stock issuable upon exercise having a fair market value on the date of exercise equal to the aggregate exercise price for the shares to be purchased, except if such form of payment would be prohibited by applicable law or if the Committee determines that such form of payment is not in our best interests; or

     o    any combination of the above methods.

     Prohibition Against Transfer. Options granted under the 2000 Plan may not be transferred other than by will or by the laws of descent or distribution. During your lifetime, only you may exercise options granted to you.

     Termination of Employment or Other Service. IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OR DIRECTOR OF MODEM MEDIA OR ONE OF OUR SUBSIDIARIES FROM THE DATE WHEN YOU TENDER YOUR OPTIONS THROUGH THE DATE WHEN WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS. This means that if you die, become disabled and are terminated, quit with or without good reason or we terminate your employment or directorship with or without cause before the date when we grant the new options, then you will not receive anything for the options that you tendered and we canceled.

     If your employment or other service with Modem Media and its subsidiaries is terminated after the grant of new options, then unless otherwise provided:

     o if termination of employment or service is because of disability, death or retirement, then options that are exercisable will be exercisable for a three-year period following such event, provided that no such option will be exercisable following the expiration of its term;

     o if termination of employment or service is for cause, then all options which have not been exercised will be forfeited, unless otherwise determined by the Committee;

     o if termination of employment or service is involuntary and within one year of the occurrence of a change in control transaction, and such termination is for no other reason, then your options will immediately vest and be exercisable; and

     o if termination of employment or service is without cause and not for any of the reasons set forth above, then each option that is exercisable shall be exercisable for a 30-day period following such termination.

     Effect of Change in Control. While we are not currently negotiating any transactions which could reasonably be expected to lead to our acquisition, our Board of Directors has a duty to consider alternatives for maximizing stockholder value and we cannot ignore the possibility that a transaction could be proposed that our stockholders or our Board of Directors believes is in the best interest of Modem Media and our stockholders. We have the right to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in our best interest and our stockholders' best interest. This could include terminating the Offer. If we were to terminate the Offer in connection with a change in control transaction, then tendering option holders would not receive options to purchase securities of the acquiror or any other consideration for their tendered options. A change in control transaction will not accelerate the grant date of the new options granted pursuant to the Offer.

     If we, or all or substantially all of our business or assets, are acquired during the Waiting Period, then the acquiror will be obligated to grant the new options. HOWEVER, DEPENDING ON THE TERMS OF SUCH AN ACQUISITION, THE NEW OPTIONS GRANTED TO YOU MAY ENTITLE YOU TO PURCHASE SHARES OF STOCK OF THE ACQUIROR, WHICH COULD BE A COMPANY WHOSE STOCK DOES NOT HAVE A PUBLICLY TRADED MARKET. IN SUCH A CASE, THE FAIR MARKET VALUE OF THE ACQUIROR'S STOCK MAY BE DETERMINED IN GOOD FAITH BY THE BOARD OF DIRECTORS OF THAT COMPANY, AND THE EXERCISE PRICE OF THE NEW OPTIONS WOULD REFLECT THAT DETERMINATION. THE NEW OPTIONS MAY BE LESS VALUABLE THAN THE OPTIONS YOU WOULD HAVE RECEIVED WITHOUT A CHANGE IN CONTROL.

     If your employment or service is terminated after a change in control but before the grant of new options, then you will lose all of the options that you tendered, including any options that would have vested before such termination. Under that circumstance, you will have no right to receive new options.

     If a change in control transaction occurs after the grant of new options and if your employment or service is involuntarily terminated within the period specified in your option grant document after the occurrence of the transaction because of the change in control and for no other reason, then your options will immediately vest and become fully exercisable.

     Amendment. Our Board of Directors may amend or terminate the 2000 Plan or any portion at any time, but it will seek stockholder approval if such approval is necessary to comply with any tax or regulatory requirement with which the Board of Directors deems it necessary or desirable to comply. No amendment or termination may impair your rights without your consent.

     Modem Media.Poppe Tyson, Inc. 1999 Stock Incentive Plan (the "1999 Plan")

     The 1999 Plan has the same terms and conditions as the 2000 Plan, except that awards under the 1999 Plan can also be made to our executive officers. The number of shares of common stock that may be granted under the 1999 Plan is currently 3,000,000 (taking into account our stock split on March 1, 2000), less the aggregate number of shares which are issued or become outstanding under the 1999 Plan.

     Modem Media.Poppe Tyson, Inc. Amended and Restated 1997 Stock Option Plan (the "1997 Plan")

     General. The 1997 Plan was established to provide additional incentive to our employees, officers, directors and consultants. The number of shares of common stock that may be granted under the 1997 Plan is currently 6,080,000 (taking into account our stock split on March 1, 2000), less the aggregate number of shares which are issued or become outstanding under the 1997 Plan. The number of shares available under the 1997 Plan is subject to adjustment in the event of a corporate event that affects common stock (i.e., a recapitalization, stock split, stock combination, stock reclassification, merger or similar event).

     Administration. The Board of Directors, or a committee to whom the Board has delegated authority (the "Plan Administrator"), selects the individuals to whom options and stock purchase rights are granted, interprets and adopts rules for the operation of the 1997 Plan and specifies the vesting, exercise price and other terms of the options.

     Term. The maximum term of an option granted under the 1997 Plan is generally limited to ten years (or five years in the case of an incentive stock option granted to a holder of more than 10% our common stock). The new options to be granted pursuant to the Offer will have a term of ten years from the grant date (or five years in the case of an incentive stock option granted to a holder of more than 10% our common stock).

     Exercise Price. The exercise price of the new options to be granted in the Offer will equal the fair market value of our common stock on the date of grant, as determined in accordance with the 1997 Plan (or 110% of the fair market value in the case of a holder of more than 10% of our common stock). The 1997 Plan provides that the fair market value of our common stock will be (1) the closing price of a share of our common stock on the Nasdaq Stock Market on the last market trading day before the date of determination, (2) if our common stock is regularly quoted by a recognized securities dealer but selling prices are not recorded, then the fair market value will be the mean between the high bid and low asked prices on the last market trading day before the date of determination or (3) if there ceases to be an established market for our common stock, the fair market value will be determined in good faith by the Plan Administrator.

     Vesting. The Plan Administrator determines the dates after which each option may be exercised in whole or in part. The new options to be granted pursuant to the Offer will have the same vesting schedule as the old options which are accepted in the Offer and canceled.

     Method of Exercising Options. Once vested, you will be able to exercise your new options at such times and under such conditions as determined by the Plan Administrator and set forth in your option agreement, including by written or electronic notice of exercise in accordance with the method prescribed in your option agreement and payment of the exercise price for each share of our common stock to be purchased under the option. Payment of the exercise price may be made by such methods as determined by the Plan Administrator and may include cash, check, a promissory note or shares of our common stock valued at the fair market value on the date of exercise.

     Prohibition Against Transfer. Options granted under the 1997 Plan may not be transferred other than by will or by the laws of descent or distribution. During your lifetime, only you may exercise options granted to you.

     Termination of Employment or Other Service. IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OR DIRECTOR OF MODEM MEDIA OR ONE OF OUR SUBSIDIARIES FROM THE DATE WHEN YOU TENDER YOUR OPTIONS THROUGH THE DATE WHEN WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS. This means that if you die, become disabled and are terminated, quit with or without good reason or we terminate your employment or directorship with or without cause before the date when we grant the new options, then you will not receive anything for the options that you tendered and we canceled.

     If your employment or other service with Modem Media and its subsidiaries is terminated after the grant of new options, then, unless otherwise provided in your option agreement, you may generally only exercise those options vested as of the date of termination and you must generally effect such exercise within three months of termination of service for any reason other than death or disability, and within one year after termination due to death or disability.

     Effect of Change in Control. While we are not currently negotiating any transactions which could reasonably be expected to lead to our acquisition, our Board of Directors has a duty to consider alternatives for maximizing stockholder value and we cannot ignore the possibility that a transaction could be proposed that our stockholders or our Board of Directors believes is in the best interest of Modem Media and our stockholders. We have the right to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in our best interest and our stockholders' best interest. This could include terminating the Offer. If we were to terminate the Offer in connection with a change in control transaction, then tendering option holders would not receive options to purchase securities of the acquiror or any other consideration for their tendered options. A change in control transaction will not accelerate the grant date of the new options granted pursuant to the Offer.

     If we, or all or substantially all of our business or assets, are acquired during the Waiting Period, then the acquiror will be obligated to grant the new options. HOWEVER, DEPENDING ON THE TERMS OF SUCH AN ACQUISITION, THE NEW OPTIONS GRANTED TO YOU MAY ENTITLE YOU TO PURCHASE SHARES OF STOCK OF THE ACQUIRING COMPANY, WHICH COULD BE A COMPANY WHOSE STOCK DOES NOT HAVE A PUBLICLY TRADED MARKET. IN SUCH A CASE, THE FAIR MARKET VALUE OF THE ACQUIRING COMPANY'S STOCK MAY BE DETERMINED IN GOOD FAITH BY THE BOARD OF DIRECTORS OF THAT COMPANY, AND THE EXERCISE PRICE OF THE NEW OPTIONS WOULD REFLECT THAT DETERMINATION. THE NEW OPTIONS MAY BE LESS VALUABLE THAN THE OPTIONS YOU WOULD HAVE RECEIVED WITHOUT A CHANGE IN CONTROL.

     If your employment or service is terminated after a change in control but before the grant of new options, then you will lose all of the options that you tendered, including any options that would have vested before such termination. Under that circumstance, you will have no right to receive new options.

     If a change in control transaction occurs after the grant of new options, then, unless your option grant document provides otherwise, your options will immediately vest and become fully exercisable, unless the successor entity assumes your options or replaces them with comparable options.

     Amendment. The Board of Directors may amend or terminate the 1997 Plan or any portion at any time, but it will seek stockholder approval to the extent necessary to comply with applicable laws. No amendment or termination of the 1997 Plan may impair your rights thereunder unless agreed otherwise between you and the Plan Administrator.

     Vivid Holdings, Inc. 1999 Stock Incentive Plan (the "Vivid Holdings Plan")

     As a result of our acquisition of Vivid Holdings, Inc. in 2000, we assumed the outstanding options granted under the Vivid Holdings Plan. If your current options were granted under the Vivid Holdings Plan, then your new options will be granted under the 1997 Plan. This means that the terms of your options will be as set forth in the 1997 Plan and described above in this Section 8. However, any new option that replaces an option that was granted under the Vivid Holdings Plan will maintain the same vesting schedule (even though the new option will be granted under the 1997 Plan).

     U.S. Federal Income Tax Consequences of Non-Qualified Stock and Incentive Stock Options

     The U.S. federal income tax consequences of both non-qualified stock options and incentive stock options do not vary based on the Option Plan under which an option has been granted. The U.S. federal income tax consequences are different as between non-qualified stock options and incentive stock options.

     Non-Qualified Options. No taxable income will be recognized by the holder of an option upon the grant of a non-qualified stock option. Upon the exercise of the option, the excess of the fair market value of the shares at the time of such exercise over the exercise price will be treated as compensation. Any amounts treated as compensation:

     o    will be taxable as ordinary income to the option holder and

     o    generally will be allowed as an income tax deduction to Modem Media.

The option holder's tax basis for shares acquired upon exercise of the option will be increased by any amounts so treated as compensation.

     Any gain or loss realized by an option holder on the subsequent sale of shares acquired upon the exercise of a non-qualified stock option will be short-term or long-term capital gain depending on the period the shares were held.

     Incentive Stock Options. In general, no taxable income will be recognized by the holder of an option upon the grant or exercise of an incentive stock option. The option holder's tax basis in the shares received on the exercise of such an option will be equal to the option price paid by the option holder for such shares.

     If the stock received upon the exercise of an incentive stock option is held more than one year after the date of transfer of such shares to the option holder and more than two years from the date of grant of the option, any gain or loss recognized by the option holder on the subsequent sale of the stock will be a long-term capital gain or loss, as the case may be. If the shares received upon the exercise of an incentive stock option are disposed of before the end of such holding periods, an amount equal to the excess (if any) of

     o the lesser of the disposition price or the fair market value of such shares on the date of exercise of the incentive stock option, over

     o    the option holder's tax basis in such shares

will be treated as ordinary income, and any further gain from the date of exercise will be a short-term or long-term capital gain depending upon the period that the shares were held. Any loss on the disposition of such shares will be a short-term or long-term capital loss depending upon the period that the shares were held.

     In addition to the federal income tax consequences described above, an option holder holding an incentive stock option may be subject to the federal alternative minimum tax. In general, upon the exercise of any incentive stock option, an amount equal to the excess of the fair market value of the shares acquired on the exercise date over the exercise price will be treated as an item of adjustment for purposes of the alternative minimum tax. If, however, the shares are disposed of in the same taxable year in which the exercise occurs, then the maximum amount that will be treated as an item of adjustment will be an amount equal to the excess of the amount received upon such disposition over the exercise price.

     The preceding discussion is based upon current provisions of the Code, which could change. This summary does not cover any state or local tax consequences.

     Tax Laws in Other Countries Differ from Those in the United States.

While we believe that our employees or directors who are subject to the tax laws of other countries and jurisdictions will generally have the same tax consequences as their U.S. counterparts, in certain countries, options under the Option Plans may be taxable at the time when the options are granted or when the options vest. In certain jurisdictions, options may also be taxable when they are exercised, and the sale of the underlying shares may be subject to various taxes. We recommend that you consult with your own tax advisor to determine the tax consequences of options and the sale of any underlying shares.

     Our statements in the Offer concerning the Option Plans and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Option Plans. The Option Plans were filed with the SEC as follows:

     o Modem Media, Inc. 2000 Stock Incentive Plan: Filed as Exhibit 99.1 to our Form S-8 (Registration No. 333-46204) on September 20, 2000;

     o    Modem Media.Poppe Tyson, Inc. 1999 Stock Incentive Plan: Filed as
          Exhibit 99.1 to our Form S-8 (Registration No. 333-96483) on February 9, 2000;

     o    Modem Media.Poppe Tyson, Inc. Amended and Restated 1997 Stock Option
          Plan: Filed as Exhibit 10.9 to Amendment No. 5 to our Form S-1 (Registration No. 333-68057) on January 28, 1999; and

     o Vivid Holdings, Inc. 1999 Stock Incentive Plan: Filed as Exhibit 99.1 to our S-8 (Registration No. 333-30096) on February 11, 2000.

See Section 17 of this Offer to Exchange for a discussion of how to obtain copies of the Option Plans.

9.   INFORMATION CONCERNING MODEM MEDIA.

     We are a leading Internet professional services firm focused on solving the marketing and customer management problems facing executives at those global companies most impacted by digital change. Our approach combines technology-driven solutions with a deep understanding of customer needs to create more rewarding solutions for our clients and their customers. We leverage our experience in marketing and business strategy, creative design and technology to deliver an integrated service offering that includes:

     o Customer Insight: Driven by the fundamental belief that customers control the e-business relationship, we continuously seek to increase our clients' knowledge of their customers. By defining better services for each individual customer and identifying and understanding the customer's preferred delivery channel, we help our clients create a framework to measure and improve return on investment.

     o Strategic Planning: By mapping customer-driven needs to economically viable and superior business models, we help our clients forge competitively advantageous strategies that result in more effective and efficient marketing of their products and services.

     o Site and Application Development: From information distribution to e-commerce to e-care, we build web sites that enhance the relevance, utility and value of information for our clients' customers. At the same time, we recognize our clients' overall business objective -- to realize a true return on customer relationships.

     o Marketing Services: More than simply helping companies understand their customers, our approach is instrumental in helping our clients respond to those customers with the right information at the right time through the right channel. By providing such personalized cross-channel customer care and management, our clients can leverage every customer touchpoint, whether it is a web site, portal, wireless device, email, etc., to develop and foster satisfaction and loyalty.

     We believe this comprehensive approach, which focuses on positioning the customers' needs first, is a winning approach to e-business. The benefit that we deliver to our clients is the ability to drive higher customer value through increased sales, greater efficiencies and improved loyalty.

     The address of our principal executive office is 230 East Avenue, Norwalk, CT 06855. Our common stock is listed on the Nasdaq National Market under the symbol "MMPT".

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

     As of April 27, 2001, our executive officers and non-employee directors as a group beneficially owned options outstanding under the Option
Plans to purchase a total of 2,547,518 shares of our common stock, which represented approximately 36 % of the shares subject to all options outstanding under the Option Plans as of that date.

     The following table sets forth our directors and executive officers and the beneficial ownership by each of them of options outstanding under the Option Plans as of April 27, 2001.

                                                                                             PER SHARE
                                                                                 TOTAL       EXERCISE
NAME                       PRINCIPAL POSITION                   GRANT DATE       SHARES      PRICE (US$)
----                       -------------------                  ----------       ------      -----------
Gerald M. O'Connell        Chairman                               03/26/97       76,000          5.79
                                                                  12/21/98      285,000          5.26
                                                                  04/27/00        6,425         15.56
                                                                  04/27/00       93,575         15.56

Robert Beeby               Director                               05/04/99       30,000         17.88
                                                                  06/05/00        5,000         17.94
Donald M. Elliman, Jr.     Director                                   -               0            -
Terry D. Peigh             Director                                   -               0            -
                           Director
Don Peppers                                                       05/04/99       35,000         17.88
                                                                  06/05/00        5,000         17.94
Donald L. Seeley           Director                                   -               0            -

Joe Zimmel                 Director                               05/04/99       35,000         17.88
                                                                  06/05/00        5,000         17.94

Marc C. Particelli         Chief Executive Officer                01/15/01      850,000          3.57

Robert C. Allen            President and Chief Operating
                           Officer                                03/26/97       76,000          5.79
                                                                  12/21/98      285,000          5.25
                                                                  04/27/00        6,425         15.56
                                                                  04/27/00       93,575         15.56

John C. Nardone            President, International               03/26/97       11,590          5.79
                                                                  12/21/98      247,000          5.25
                                                                  04/27/00        6,425         15.56
                                                                  04/27/00       68,575         15.56

Francis J. Connolly        Chief Financial Officer                01/04/01      100,000          3.29

Keryn Cerbone              Vice President, Controller             02/04/97       12,436          5.79
                                                                  03/26/97       11,400          5.79
                                                                  03/02/98        7,762          5.79
                                                                  12/21/98       20,330          5.23
                                                                  04/13/00       15,000         15.50
                                                                  10/12/00        5,000          4.69

Sloane Levy                Senior Vice President, General
                           Counsel & Human Resources              05/17/99       20,000         13.38
                                                                  12/06/99       40,000         29.81
                                                                  04/13/00       20,000         15.50
                                                                  10/12/00       20,000          4.69

Melissa Viglielmo          Vice President, Marketing,
                           Communications & Strategies            08/07/00       50,000         12.00


     The address of each director and executive officer is: c/o Modem Media, Inc., 230 East Avenue, Norwalk, CT 06855.

     Except as otherwise described above, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by Modem Media or, to our knowledge, by any executive officer, director, affiliate or subsidiary of Modem Media.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

     Many of our option holders hold options with exercise prices significantly higher than the current market price of our common stock. We believe that it is in our best interest to offer these option holders an opportunity to more effectively participate in the potential growth in our stock price. We could accomplish this goal by repricing existing options, which would enable option holders to immediately receive replacement options with a lower exercise price.

     However, the repriced options would be subject to variable accounting, which would require us to record additional compensation expense each quarter until the repriced options were exercised or canceled or expired, which could have unfavorable consequences on our earnings. Furthermore, if we were to cancel an option and granted another option with an exercise price that was lower than the exercise price of the canceled option within the shorter of:

     o the six-month period immediately before the date when the option was canceled, or

     o the period from the date of grant of the canceled option to the date when the option was canceled,

then the cancellation and exchange would be deemed a repricing that would result in variable accounting. The cancellation of an existing option and the grant of another option within this time period will also be deemed a repricing, even if the grant of the second option occurs before the cancellation of the first option. This is the reason why we are not letting employees or directors who have received any options on or after November 28, 2000 participate in the Offer.

     We believe that we can accomplish our goals of providing option holders with the benefit of choosing whether they want to receive options that over time may have a greater potential to increase in value, without incurring additional current or future compensation expense because:

     o we will not grant any new options to tendering option holders until a day that is at least six months and one day after the date when we accept and cancel options tendered for exchange, and

     o the exercise price of all new options will be at the fair market value of our common stock on the future date when we grant the new options.

12.  LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and grant of new options as contemplated by the Offer, or of any approval or other action by any government or governmental, judicial, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition, cancellation or grant of our options as contemplated in the Offer. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and to grant new options for tendered options is subject to the conditions described in Section 6 of this Offer to Exchange.

13.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the Offer. This discussion is based on the Code, its legislative history, Treasury regulations thereunder and administrative and judicial interpretations thereof as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Therefore, we strongly encourage you to consult your own tax advisor with respect to your individual tax consequences by virtue of participating in the Offer.

     We believe that the exchange of tendered options for the commitment to grant new options should be a non-taxable event. Administrative and judicial interpretations of Section 83 of the Code indicate that the exchange of an option without a readily ascertainable fair market value, as defined in the Treasury regulations, for a commitment to grant a new option without a readily ascertainable fair market value is a non-taxable event.

     As the value of neither the tendered options nor the commitment to grant the new options will be readily ascertainable at the time of the exchange, the exchange should be a non-taxable event under U.S. federal income tax laws. Therefore, we believe the option holders who exchange outstanding options for the commitment to grant new options should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange.

     We also believe that the grant of new options should not be recognized as taxable income under U.S. federal income tax laws. The Treasury regulations under Section 83 of the Code generally provide that the grant of an option without a readily ascertainable fair market value is a non-taxable event.

     Therefore, we believe that at the date of grant of the new options, the option holders should not be required to recognize additional income for U.S. federal income tax purposes. Option holders subject to the tax laws of other countries and jurisdictions may be subject to different tax consequences if they exchange their options in the Offer.

     WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14.  INTERNATIONAL INCOME TAX CONSEQUENCES.

     While we believe that our employees or directors who are subject to the tax laws of other countries and jurisdictions will have the same tax consequences as their U.S. counterparts, tax laws in other countries may differ from those in the United States. In certain countries, options under the Option Plans may be taxable at the time when the options are granted or when the options vest. In certain jurisdictions, options may also be taxable when they are exercised, and the sale of the underlying shares may be subject to various taxes. We recommend that you consult your own tax advisor with respect to foreign tax consequence of participating in the Offer.

15.  EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any event set forth in
Section 6 of this Offer of Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open, and thereby delay the acceptance for exchange of any options, by giving oral or written notice of such an extension to the option holders and making a public announcement of such an extension.

     We also expressly reserve the right, in our reasonable judgment, before the Expiration Date, to terminate or amend the Offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 6 of this Offer of Exchange, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of the Offer.

     Amendments to the Offer may be made, at any time and from time to time, by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 A.M., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any company-wide announcement made pursuant to the Offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. Any company-wide announcement most likely would be made by email.

     If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require a minimum period during which an Offer must remain open following certain material changes in the terms of the Offer or information concerning the Offer. The materiality of a change will depend on the facts and circumstances.

16.  FEES AND EXPENSES.

     We will pay AST Stock Plan, Inc. fees in consideration of their services as our stock plan administrator in connection with the Offer. We will also incur printing costs in connection with the production of these Offer documents. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to the Offer.

17.  ADDITIONAL INFORMATION.

     With respect to the Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether or not to tender your options.

     We are subject to the informational filing requirements of the Securities Exchange Act and, in accordance with that Act, are obligated to file reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. Such reports, proxy statements and other information, including the Schedule TO and our annual report on Form 10-K for the fiscal year ended December 31, 2000, can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549; and at its regional offices located at 7 World Trade Center, New York, New York 10048. Copies of such materials may also be obtained (1) at no charge from our web site at http://www.modemmedia.com or
(2) by mail, upon payment of the SEC's customary charges, from the SEC's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Information about the operation of the public reference room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding registrants, including Modem Media, that file electronically with the SEC. We have included web site addresses in this Offer to Exchange only as inactive textual references and do not intend the references to create active links to the web sites.

18.  MISCELLANEOUS.

     This Offer to Exchange includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "will," "expects," "believes," "intends", "could" and "should" and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in the remainder of 2001 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to:

     o    our history of operating losses;

     o    the scope and timing of new assignments and client initiatives;

     o    spending levels and budget constraints of our clients;

     o    our dependence on a limited number of clients;

     o the cost and our ability to expeditiously reduce our workforce and infrastructure, including real estate commitments, in light of future changes in client demand for our services;

     o    our dependence on key management personnel;

     o    variability of our operating results;

     o    our ability to accurately estimate costs in fixed-fee engagements;

     o    our ability to attract and retain qualified professionals;

     o our ability to successfully sell and implement the data distribution and marketing platform of our preferred vendor, CentrPort, Inc. ("CentrPort");

     o the ability of CentrPort to execute its strategy and business plan and to meet its obligations under certain equipment and real estate leases, of which we are guarantor;

     o    the cost and timing of our current workforce reduction program;

     o exclusivity arrangements with clients that may limit our ability to provide services to others;

     o    our ability to integrate acquired companies;


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


     o    our ability to manage future growth, if any;

     o    our ability to respond to rapid technological change;

     o    our dependence on the continued growth of the Internet;

     o changes in government regulation, including regulation of privacy issues; and

     o    the cost and timing of the closing of our Japan office.

     For further information about these and other risks, uncertainties and factors, please review the disclosure included under the caption "Special Note on Forward-Looking Statements and Risk Factors", in our annual report on Form 10-K for the fiscal year ended December 31, 2000. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this Offer to Exchange.

     We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction. We are not making the Offer to, nor will we accept any tender of options from or on behalf of, option holders in Japan.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.


                         [GRAPHIC OMITTED]  MODEM MEDIA

                                 April 30, 2001

                      OFFER TO EXCHANGE OPTIONS UNDER THE
                  MODEM MEDIA, INC. 2000 STOCK INCENTIVE PLAN,
            MODEM MEDIA.POPPE TYSON, INC. 1999 STOCK INCENTIVE PLAN
               MODEM MEDIA.POPPE TYSON, INC. AMENDED AND RESTATED
                           1997 STOCK OPTION PLAN AND
                 VIVID HOLDINGS, INC. 1999 STOCK INCENTIVE PLAN

     If you wish to tender your options for exchange, you must complete and sign the Letter of Transmittal in accordance with its instructions, and mail, fax or hand deliver it to your Human Resources Department representative. You can find a list of representatives, together with their contact information, at the back of this Offer to Exchange. We must receive all of the required documents on or before Friday, May 25, 2001.

     Any questions, requests for assistance or additional copies of any documents referred to in this Offer to Exchange may be directed to your Human Resources Department representative. You can find a list of representatives, together with their contact information, below.


                                 April 30, 2001

                   Human Resources Department Representatives

                           Norwalk, Connecticut (ENO)
                               Modem Media, Inc.
                                230 East Avenue
                               Norwalk, CT 06855
                                   Rose Zory
                                203-299-7385-Tel
                                203-299-7062-Fax
                              rzory@modemmedia.com


                                    New York
                               Modem Media, Inc.
                              40 West 23rd Street
                            New York, NY 10010-5200
                             Elizabeth Carey (Liz)
                                212-367-3867-Tel
                                212-367-3859-Fax
                             ecarey@modemmedia.com

                           San Francisco, California
                               Modem Media, Inc.
                               111 Sutter Street
                            San Francisco, CA 94104
                                  Lori Jepsen
                                415-733-8068-Tel
                                415-591-8511-Fax
                             ljepsen@modemmedia.com


                                Toronto, Canada
                            Modem Media Canada, Inc.
                                74 Fraser Avenue
                                Toronto, Ontario
                                 Canada M6K 3E1
                                  Marilyn Gary
                             416-538-7538(X223)-Tel
                                    416-538-1601-Fax
                              mgary@modemmedia.com


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


                                     Brazil
                               Modem Media, Inc.
                                230 East Avenue
                               Norwalk, CT 06855
                                Sherri Dougherty
                                203-299-7560-Tel
                                203-299-7062-Fax
                           sdougherty@modemmedia.com


                                     Europe
                            Modem Media (UK) Limited
                              183 Eversholt Street
                                 London NW1 1BU
                                    England
                                 Nicola Moretti
                              44-207-874-9418-Tel
                              44-207-874-9555-Fax
                            nmoretti@modemmedia.com


                                   Hong Kong
                               Modem Media, Inc.
                                230 East Avenue
                               Norwalk, CT 06855
                                Sherri Dougherty
                                203-299-7560-Tel
                                203-299-7062-Fax
                           sdougherty@modemmedia.com


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